                                                                 EXHIBIT 2.1


                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER


                                  BY AND AMONG

                            JENCO ACQUISITION, INC.,


                      JOINT ENERGY DEVELOPMENT INVESTMENTS
                               LIMITED PARTNERSHIP

                                       AND

                            CLINTON GAS SYSTEMS, INC.


                            DATED AS OF MAY 24, 1996

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   THE MERGER

Section 1.1  The Merger ..................................................................    1
Section 1.2  Effective Time of the Merger ................................................    2

                                   ARTICLE II

                            THE SURVIVING CORPORATION

Section 2.1  Articles of Incorporation ...................................................    2
Section 2.2  Regulations .................................................................    2
Section 2.3  Board of Directors and Officers of the Surviving Corporation ................    2
Section 2.4  Effects of Merger ...........................................................    3

                                   ARTICLE III

                            CONVERSION OF SECURITIES

Section 3.1  Merger Consideration ........................................................    3
Section 3.2  Paying Agent and Surrender of Certificates ..................................    3
Section 3.3  Dissenting Shares ...........................................................    4
Section 3.4  Conversion of Sub Securities ................................................    5
Section 3.5  Shareholders to Have No Further Rights ......................................    5
Section 3.6  Shareholders' Meeting .......................................................    5
Section 3.7  Closing of the Company's Transfer Books .....................................    5
Section 3.8  Closing .....................................................................    6

                                   ARTICLE IV

                                   DEFINITIONS
Section 4.1  Definitions .................................................................    6
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                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF SUB

Section 5.1  Organization and Qualification ..............................................    11
Section 5.2  Authority Relative to this Agreement ........................................    11
Section 5.3  Information in Proxy Statement ..............................................    12
Section 5.4  Capitalization of Sub .......................................................    12
Section 5.5  Financing ...................................................................    12
Section 5.6. Finder's Fees ...............................................................    12

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF JEDI

Section 6.1  Organization ................................................................    12
Section 6.2  Authority and Capacity; No Violation or Consent .............................    12
Section 6.3  Financial Information .......................................................    13
Section 6.4  Information .................................................................    14
Section 6.5. Finder's Fees ...............................................................    14

                                   ARTICLE VII

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 7.1   Organization and Qualification .............................................    14
Section 7.2   Capitalization .............................................................    14
Section 7.3   Subsidiaries ...............................................................    15
Section 7.4   Authority Relative to this Agreement .......................................    15
Section 7.5   Reports and Financial Statements ...........................................    16
Section 7.6   Absence of Certain Changes or Events .......................................    17
Section 7.7   Litigation .................................................................    17
Section 7.8   Information in Disclosure Documents ........................................    18
Section 7.9   Employee Benefits Plans; Labor Matters .....................................    18
Section 7.10  Environmental Matters ......................................................    20
Section 7.11  Public Utility Holding Company Act/Investment Company Act ..................    21
Section 7.12  Futures Trading and Fixed Price Exposure ...................................    21
Section 7.13  Interested Shareholder Provisions Inapplicable .............................    21
Section 7.14  Fairness Opinion ...........................................................    21
Section 7.15  Finder's Fees ..............................................................    21
Section 7.16  Compliance with Applicable Laws ............................................    21
Section 7.17  Taxes ......................................................................    22
Section 7.18. Certain Agreements .........................................................    23
Section 7.19. Engineering Reports ........................................................    23
Section 7.20  Oil and Gas Reserve Information ............................................    24
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Section 7.21  Title to Property ..........................................................    26
Section 7.22  Insurance ..................................................................    26
Section 7.23  Affiliate Transactions .....................................................    26
Section 7.24  Hart-Scott-Rodino Exemption ................................................    26

                                  ARTICLE VIII

                 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

Section 8.1  Conduct of Business by the Company ..........................................    26
Section 8.2  Obligations of JEDI and Sub; Conduct of Business of Sub .....................    29
Section 8.3  Notice ......................................................................    29

                                   ARTICLE IX

                              ADDITIONAL AGREEMENTS

Section 9.1  Access and Information ......................................................    29
Section 9.2  Proxy Statement .............................................................    30
Section 9.3  Indemnification .............................................................    30
Section 9.4  Reasonable Best Efforts .....................................................    31
Section 9.5  No Solicitation .............................................................    32
Section 9.6  JEDI ........................................................................    33
Section 9.7  401(k) Plan .................................................................    33
Section 9.8  Certain Employee Benefit Matters ............................................    33

                                    ARTICLE X

                              CONDITIONS PRECEDENT

Section 10.1  Conditions to Each Party's Obligation to Effect the Merger .................    34
Section 10.2  Conditions to Obligation of the Company to Effect the Merger ...............    34
Section 10.3  Conditions to Obligations of Sub to Effect the Merger ......................    34

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

Section 11.1  Termination ................................................................    36
Section 11.2  Effect of Termination ......................................................    37
Section 11.3  Amendment ..................................................................    37
Section 11.4  Waiver .....................................................................    37
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                                   ARTICLE XII

                               GENERAL PROVISIONS

         Section 12.1  Non-Survival of Representations and Warranties ....................    38
         Section 12.2  Notices ...........................................................    38
         Section 12.3  Expenses; Termination Fees ........................................    39
         Section 12.4  Publicity .........................................................    40
         Section 12.5  Interpretation ....................................................    40
         Section 12.6  Severability ......................................................    41
         Section 12.7  Miscellaneous .....................................................    41

Exhibit A - Opinion of Vinson & Elkins L.L.P.
Exhibit B - Opinion Vorys, Sater, Seymour and Pease
Exhibit 10.3 - Specified Parties to Employment Agreements

JEDI DISCLOSURE SCHEDULE

Schedule 6.1        Names of Partners and Ownership Interests
Schedule 6.5        Brokers

COMPANY DISCLOSURE SCHEDULE

Schedule 7.1        Subsidiaries
Schedule 7.2        Obligations to Issue Stock
Schedule 7.3        Subsidiaries and Ownership Interests
Schedule 7.4        Violations and Conflicts
Schedule 7.7        Litigation
Schedule 7.9(a)     Employee Benefit Plans
Schedule 7.9(b)     ERISA Matters
Schedule 7.9(d)     Employee Policies
Schedule 7.9(f)     Termination of Employee Plans
Schedule 7.10       Environmental Matters
Schedule 7.12       Futures Trading
Schedule 7.17       Tax Matters
Schedule 7.18       Certain Agreements
Schedule 7.19(c)    Significant Wells
Schedule 7.20(d)    Abandonments
Schedule 7.20(f)    Options to Purchase
Schedule 7.20(i)    Oil and Gas Lease Matters
Schedule 7.21       Title Matters
Schedule 7.22       Insurance
Schedule 7.23       Affiliate Transactions
Schedule 8.1(c)     Proposed Acquisitions


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                              - iv -

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 24, 1996, by and among Jenco Acquisition, Inc., an Ohio corporation ("Sub"), Clinton Gas Systems, Inc., an Ohio corporation (the "Company") and Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI"), which holds all of the outstanding capital stock of Sub:

                              W I T N E S S E T H:

         WHEREAS, JEDI and the Company desire to effect a merger of Sub with and into the Company (the "Merger");

         WHEREAS, the Board of Directors of the Company has appointed a special committee of independent directors (the "Special Committee") to consider the Merger;

         WHEREAS, the Special Committee has unanimously recommended that the Board of Directors of the Company approve this Agreement and the transactions contemplated hereby;

         WHEREAS, the Board of Directors of the Company, with the advice and assistance of McDonald & Co. and independent legal counsel, has unanimously determined it to be advisable and in the best interests of the Company's shareholders to approve this Agreement and the transactions contemplated hereby and to consummate the Merger, upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Board of Directors of Sub has unanimously determined it to be advisable and in the best interests of Sub's shareholders to approve this Agreement and the transactions contemplated hereby and to consummate the Merger, upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Ohio (the "OGCL"), at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence in accordance with the OGCL.

         Section 1.2 Effective Time of the Merger. The Merger shall become effective at the date and time (the "Effective Time") when a properly executed certificate of merger, in such form as is required by the OGCL and the Secretary of State of Ohio, is duly filed with the Secretary of State of the State of Ohio or at such later time as the parties hereto shall have provided in such certificate. The parties hereto shall cause such filing to occur as soon as practicable on or after the Closing Date (as hereinafter defined).

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         Section 2.1 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that, at the Effective Time, Article 1. of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "1. The name of the corporation is Clinton Gas Systems, Inc."; and a new Article 15 will be added to the Articles of Incorporation of the Surviving Corporation which will read as follows:

                        15. NO RIGHT TO VOTE CUMULATIVELY

         Notwithstanding any provision of the General Corporation Law of Ohio now or hereafter in effect, no shareholder shall have the right to vote cumulatively in the election of directors. Without limiting the generality of the immediately preceding sentence, no shareholder shall have the right at any time in the election of directors either to give one candidate as many votes as the number of directors to be elected multiplied by the number of his votes equals or to distribute his votes on the same principle among two or more candidates.

NOTICE IS HEREBY GIVEN THAT AN EFFECT OF THE AMENDMENT ADOPTING ARTICLE 15 TO THE ARTICLES WILL BE TO DO BOTH OF THE FOLLOWING: (1) TO PERMIT A MAJORITY OF A QUORUM OF THE VOTING POWER IN THE ELECTION OR REMOVAL OF DIRECTORS TO ELECT OR REMOVE EVERY DIRECTOR; (2) TO PRECLUDE A MINORITY OF A QUORUM OF THE VOTING POWER IN THE ELECTION OR REMOVAL OF DIRECTORS FROM ELECTING OR PREVENTING THE REMOVAL OF ANY DIRECTOR.

         Section 2.2 Regulations. The Regulations of Sub as in effect at the Effective Time shall be the Regulations of the Surviving Corporation until thereafter amended as provided by law.

         Section 2.3 Board of Directors and Officers of the Surviving Corporation. The directors of Sub and the officers of the Company immediately prior to the Effective Time, subject to the applicable provisions of the Articles of Incorporation and Regulations of the Surviving Corporation, shall be the directors and officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

         Section 2.4 Effects of Merger. The Merger shall have the effects set forth in Section 1701.82 of the OGCL. The corporate existence of the Company shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Ohio and succeed to all rights, assets, liabilities and obligations of Sub in accordance with the applicable provisions of the OGCL.

                                   ARTICLE III

                            CONVERSION OF SECURITIES

         Section 3.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or their respective shareholders (other than the filing of the certificate of merger referred to in Section 1.2 hereof) (a) each share (a "Share") of common stock, without par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by Sub, (ii) Shares held in the treasury of the Company or owned by any subsidiary of the Company and (iii) Dissenting Shares (as hereinafter defined) in respect of which dissenters' rights are properly exercised and perfected) shall be canceled and extinguished and be converted automatically into the right to receive, pursuant to Section 3.2 hereof, $6.75 per Share in cash, without interest thereon (the "Merger Consideration"), less any required withholding of taxes, which Merger Consideration shall be payable upon surrender of the certificate formerly representing such Share (a "Certificate") in the manner provided in Section 3.2(b), (b) each Share then held in the treasury of the Company and each Share owned by any subsidiary of the Company shall be canceled and retired without conversion thereof and without payment of any consideration and shall cease to exist, and (c) each Share owned beneficially or of record by the Sub immediately prior to the Effective Time shall be canceled and retired without conversion thereof and without payment of any consideration and shall cease to exist.

         Section 3.2 Paying Agent and Surrender of Certificates. (a) Prior to the Effective Time, Sub and the Company shall appoint American Stock Transfer & Trust Company, the Company's Transfer Agent, as paying agent (the "Paying Agent"), for purposes of this Agreement. At Closing, JEDI shall cause to be deposited in trust with the Paying Agent, on behalf of Sub, funds that will be sufficient to enable the Paying Agent to make payments with respect to all outstanding Certificates representing Shares for which the Merger Consideration is payable in accordance with Section 3.1. Such funds shall be invested by the Paying Agent as directed by JEDI, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the Commission (as hereinafter defined) or otherwise); provided, however, that no loss on any investment made pursuant to this Section 3.2(a) shall relieve JEDI or the Surviving Corporation of its obligation to pay the Merger Consideration for each Share outstanding immediately prior to the Effective Time.

         (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was a record holder of Shares immediately prior to the Effective Time (other than holders of Dissenting Shares, Sub, the Company and the Company's subsidiaries), a form of letter of transmittal and instructions for use in effecting the surrender for payment of Certificates that immediately prior to the Effective Time represented Shares. Upon surrender of a Certificate to the Paying Agent, together with a duly executed and completed letter of transmittal and any other required documents, the holder of the Certificate shall be entitled to receive in exchange therefor, and the Paying Agent will pay (via U.S. mail postage prepaid) as soon as practicable to such holder, cash in an amount equal to the product of the number of Shares represented by the Certificate or Certificates surrendered and the Merger Consideration, without any interest thereon and less any required withholding of taxes, and such Certificate(s) shall forthwith be canceled. If the payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of payment that
(x) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that (y) the person requesting such payment shall either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred in connection with the distribution of the Merger Consideration. After the Effective Time, until surrendered in accordance with the provisions of this
Section 3.2(b), a Certificate shall represent only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon. On or after the one-hundred eightieth day following the Effective Time, the Surviving Corporation may by written request require the Paying Agent to pay to the Surviving Corporation that portion of the funds deposited with the Paying Agent pursuant to this
Section 3.2(b) (and any income earned thereon) that have not been disbursed pursuant to this Section 3.2(b), and holders of Certificates shall thereafter look only to the Surviving Corporation for any payment to be made pursuant to this Section 3.2(b). Notwithstanding anything to the contrary, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a holder of a Certificate for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

         Section 3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have properly exercised dissenters' rights with respect thereto under Section 1701.85 of the OGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration as provided in Sections 3.1 and 3.2, but the holders of Dissenting Shares shall be entitled to receive such payment of the fair cash value of such Shares held by them from the Surviving Corporation (or the Paying Agent, if applicable) as shall be determined pursuant to Section 1701.85 of the OGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder's rights under
Section 1701.85 of the OGCL, each such holder's Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon and less any required withholding of taxes, as provided in Section 3.1, and upon the surrender of the Certificates representing such Shares, in the manner provided in Section 3.2, such Shares shall no longer be Dissenting Shares.

         Section 3.4 Conversion of Sub Securities. At the Effective Time, each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one fully paid and nonassessable share of the common stock of the Surviving Corporation.

         Section 3.5 Shareholders to Have No Further Rights. At and after the Effective Time, the holder of a Certificate shall cease to have any rights as a shareholder of the Company, except for (i) the right to surrender such Certificate in exchange for the amount of Merger Consideration to which such holder is entitled under this Agreement and (ii) the rights available under the OGCL for Dissenting Shares.

         Section 3.6 Shareholders' Meeting. The Company, acting through its Board of Directors, shall take all action necessary, in accordance with applicable law and its Articles of Incorporation and Regulations, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action to authorize and adopt this Agreement pursuant to the OGCL. The Company shall file with the Commission the Company's preliminary proxy material for the Company Meeting by a date (the "Filing Date") as soon as practicable but in no event later than June 24, 1996. The Company shall convene the Company Meeting by no later than September 6, 1996, unless the Company encounters a delay by the staff of the Commission which causes the period from the Filing Date to the date of the staff's clearance of the Proxy Statement to exceed seven weeks. Subject to its fiduciary duties under applicable law as advised in writing by outside counsel (notice of which advice shall also have been communicated to JEDI) in connection with the receipt by the Company of an Other Acquisition Transaction (as hereinafter defined) that the Board of Directors of the Company reasonably determines will result in a Superior Proposal (as hereinafter defined), the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the Merger and the adoption of this Agreement at the Company Meeting. At the Company Meeting, all of the shares of Company Common Stock then owned by Sub, or with respect to which Sub holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Agreement. The vote required under the Company's Articles of Incorporation as permitted by Section 1701.78(F) of the OGCL for approval of the Merger and adoption of this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

         Section 3.7 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter. In the event that, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in Section
3.1 and 3.2.

         Section 3.8 Closing. Unless this Agreement is terminated and the transactions contemplated herein abandoned pursuant to Section 11.1 and subject to the satisfaction or, if permissible, waiver of the conditions set forth in
Article X, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Vinson & Elkins L.L.P., Houston, Texas, at 9:00 A.M. local time on a date to be specified by the JEDI and the Company, but as soon as practicable (and in any event within two business days) after the day on which the last of the conditions set forth in Article X is fulfilled (other than deliveries of instruments to be made at Closing) or, if permissible, waived by the relevant party or (ii) at such other time and place as JEDI and the Company shall agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

                                   ARTICLE IV

                                   DEFINITIONS

         Section 4.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

         "Agreement" shall have the meaning set forth in the opening paragraph.

         "CERCLA" shall mean the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

         "Certificate" shall have the meaning set forth in Section 3.1.

         "Closing" shall have the meaning set forth in Section 3.8.

         "Closing Date" shall have the meaning set forth in Section 3.8.

         "Code" shall have the meaning set forth in Section 7.9(b).

         "Commission" shall have the meaning set forth in Section 7.5. .

         "Commonly Controlled Entity" shall have the meaning set forth in
Section 7.9(b).

         "Company" shall have the meaning set forth in the opening paragraph of the Agreement.

         "Company Common Stock" shall have the meaning set forth in Section 3.1.

         "Company Disclosure Schedule" shall have the meaning set forth in
Section 7.1.

         "Company Estimated Proved Reserves" shall have the meaning set forth in
Section 7.19(a).

         "Company Material Adverse Effect" shall have the meaning set forth in
Section 7.1.

         "Company Meeting" shall have the meaning set forth in Section 3.6.

         "Company Reserve Report" shall have the meaning set forth in Section 7.19(a).

         "Company SEC Reports" shall have the meaning set forth in Section 7.5.

         "Company Voting Debt" shall have the meaning set forth in Section 7.2.

         "Confidentiality Agreement" shall have the meaning set forth in Section 9.1.

         "Debentures" shall have the meaning set forth in Section 7.2.

         "Defensible Title" shall mean, subject to and except for the Permitted Encumbrances, (i) the title of the Company and its Subsidiaries to such assets is free and clear of all liens, encumbrances and defects of any kind whatsoever, and (ii) as to those wells for which a "Working Interest" and a "Net Revenue Interest" are set forth in the Company Reserve Report, the Company or its Subsidiaries are entitled to receive the percentage of all Hydrocarbons produced, saved and marketed from such wells in an amount not less than the Net Revenue Interest set forth in the such engineering report, without reduction, suspension or termination throughout the duration of the productive life of such wells (except as set forth in such report), and such party is obligated to bear the percentage of costs and expenses related to the maintenance, development and operation of such wells in an amount not greater than the Working Interest set forth in such engineering report, without increase throughout the productive life of such wells, except increases that also result in a proportionate increase in Net Revenue Interest and as set forth in such report.

         "Dissenting Shares" shall have the meaning set forth in Section 3.3.

         "ECT" shall have the meaning set forth in Section 9.1.

         "Effective Time" shall have the meaning set forth in Section 1.2.

         "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health or the environment currently in effect in any or all jurisdictions in which the Company and its Subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws implementing the foregoing federal laws, any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws.

         "ERISA" shall have the meaning set forth in Section 7.9(a).

         "Exchange Act" shall have the meaning set forth in Section 5.2.

         "Fixed Price Contracts" means any contracts, commitments or agreements for the purchase or sale of Hydrocarbons (i) having, as of the date hereof, a remaining term of two months or more, wherein the purchase or sales price thereunder throughout all or part of the life of such contract, commitment or agreement is a fixed amount or an amount that is otherwise reasonably determinable as of the date hereof pursuant to the terms of such contract, commitment or agreement, or (ii) which the Company or any Subsidiary thereof has hedged with futures contracts or otherwise; provided, that the term Fixed Price Contracts will not include any contract, commitment or agreement wherein the purchase or sales price thereunder throughout all of the life of the contract, commitment or agreement is based on a market responsive reference price for a Hydrocarbon.

         "GAAP" shall have the meaning set forth in Section 6.3.

         "Governmental Entity" shall have the meaning set forth in Section 7.16.

         "Hydrocarbons" means oil, gas, condensate, casinghead gas, helium, carbon dioxide, mineral and other liquid or gaseous hydrocarbons.

         "Indebtedness" means any liability in respect of (A) borrowed money,
(B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and
(D) guarantees of any of the foregoing.

         "JEDI" shall have the meaning set forth in the opening paragraph of the Agreement.

         "JEDI Disclosure Schedule" shall have the meaning set forth in Section 6.1.

         "JEDI Material Adverse Effect" shall have the meaning set forth in
Section 6.2(b).

         "Leases" shall have the meaning set forth in Section 7.20(e).

         "Material Company Assets" shall have the meaning set forth in Section 7.21.

         "Merger" shall have the meaning set forth in the recitals.

         "Merger Consideration" shall have the meaning set forth in Section 3.1.

         "OGCL" shall have the meaning set forth in Section 1.1.

         "Oil and Gas Interests" means, when used with respect to the Company or its Subsidiaries, direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working, royalty, and overriding royalty interests, production payments, operating rights, net profits interests, other nonworking interests, and nonoperating interests; and all revenues therefrom and all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, divisions orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including tanks, batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

         "Other Acquisition Transaction" shall have the meaning set forth in
Section 9.5.

         "Paying Agent" shall have the meaning set forth in Section 3.2.

         "PBGC" shall have the meaning set forth in Section 7.9(b).

         "Permitted Encumbrances" shall mean any of the following: (i) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business; (ii) any obligations or duties to any municipality or public authority with respect to any franchise, grant, certificate, license or permit, and all applicable laws; (iii) any easements, rights-of-way, servitudes, permits and other rights in respect of surface operations, pipelines or the like, and easements for pipelines, power lines and other similar rights-of-way, and encroachments, on, over or in respect of any property or lands of the Company and its Subsidiaries or over which such party owns rights-of-way, easements, permits or licenses, that do not unreasonably or materially interfere with the operation of any property or lands for exploration and production of hydrocarbon or related operations; (iv) all royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests, calls on production and other burdens on or deductions from the proceeds of production that do not operate to (A) reduce the Net Revenue Interest below that set forth in the Company Reserve Report, or (B) increase the Working Interest of the Company and its Subsidiaries above that set forth in the engineering report without a proportionate increase in the Net Revenue Interest of such party; (v) the terms and conditions of all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, carbon dioxide purchase or sale agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements, to the extent that such contracts and agreements do not (A) reduce the Net Revenue Interest below that set forth in the Company Reserve Report, or (B) increase the Working Interest above that set forth in the Company Reserve Report, as applicable, without a proportionate increase in the Net Revenue Interest of the applicable party; (vi) conventional rights of reassignment prior to abandonment; (vii) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any of the Company's assets (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; and (viii) any other encumbrances that (A) do not secure an obligation in respect of borrowed money or (B) do not interfere materially with the operation, value or use of assets of the Company or its Subsidiaries.

         "Potential Acquiror" shall have the meaning set forth in Section 9.5.

         "Proxy Statement" shall have the meaning set forth in Section 5.3.

         "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended.

         "Securities Act" shall have the meaning set forth in Section 7.5.

         "Share" shall have the meaning set forth in Section 3.1.

         "Significant Wells" shall have the meaning set forth in Section 7.19.

         "Sub" shall have the meaning set forth in the opening paragraph of the Agreement.

         "Sub Material Adverse Effect" shall have the meaning set forth in
Section 5.1.

         "Subsidiaries" shall have the meaning set forth in Section 7.3.

         "Superior Proposal" shall have the meaning set forth in Section 9.5.

         "Surviving Corporation" shall have the meaning set forth in Section
1.1.

         "Tax" shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, imposts, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

         "Tax Return" shall mean any return, declaration, report, estimate, claim for refund, information return, statement, request for extension, or other similar document relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

         "Terminating Other Acquisition Transaction" shall have the meaning set forth in Section 11.1(e).

         "401(k) Plan" shall have the meaning set forth in Section 9.7.

                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF SUB

         Sub hereby represents and warrants to the Company as follows:

         Section 5.1 Organization and Qualification. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to carry on its business as it is now being conducted. Sub is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, prospects or operations of Sub or Sub's ability to consummate the Merger (a "Sub Material Adverse Effect"). Complete and correct copies as of the date hereof of the Articles of Incorporation and Regulations of Sub have been delivered to the Company.

         Section 5.2  Authority Relative to this Agreement.

         (a) Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Sub and the consummation of the transactions contemplated hereby by Sub have been duly authorized by all necessary corporate action on the part of Sub. This Agreement has been duly executed and delivered by Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and JEDI, this Agreement constitutes a legal, valid and binding obligation of Sub enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         (b) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate the Articles of Incorporation or Regulations of Sub or (ii) result in any breach or constitute a default (with or without notice or lapse of time, or both) under or give rise in others to any rights of termination, cancellation or acceleration under, any indenture, contract, loan agreement, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Sub or its assets, other than, in the case of clause (ii) only, such breaches, defaults, violations and losses of rights that would not, individually or in the aggregate, have a Sub Material Adverse Effect. Except as referred to herein, or in connection or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing of the certificate of merger pursuant to the OGCL, no filing or registration with, or authorization, consent or approval of, any governmental or regulatory body or authority or third party is necessary for the consummation by Sub of the Merger or the other transactions contemplated by this Agreement, except where the failure to make any such filing or registration or to obtain such authorization, consent or approval would not, individually or in the aggregate,
(x) prevent Sub from consummating the Merger or (y) have a Sub Material Adverse Effect.

         Section 5.3 Information in Proxy Statement. None of the written information supplied by Sub for inclusion in the definitive proxy statement of the Company and any amendments or supplements thereto (collectively the "Proxy Statement") to be mailed to the shareholders of the Company in connection with the Merger will, at the time of the mailing thereof or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 5.4 Capitalization of Sub. The authorized capital stock of Sub consists of 50,000 shares of common stock, par value $0.01 per share, 1 of which shares is validly issued and outstanding, fully paid and nonassessable and is owned by JEDI free and clear of all liens, claims and encumbrances.

         Section 5.5 Financing. Sub has or will have available to it at the time the Surviving Corporation is required to pay for the Shares pursuant to Article III hereof sufficient funds (i) to permit it to pay for all of the outstanding shares of Company Common Stock and (ii) to permit the Surviving Corporation to pay amounts due to shareholders of the Company who have perfected dissenters' rights in accordance with the OGCL.

         Section 5.6. Finder's Fees. Sub has not made any arrangements with any broker, finder or investment banker that would require the Company to pay any fee or commission if the Merger or the other transactions contemplated by this Agreement are not consummated.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF JEDI

         JEDI hereby represents and warrants to the Company as follows:

         Section 6.1 Organization. JEDI is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the partnership power to carry on its business as it is now being conducted. The names of the general partner and of the limited partner of JEDI and their respective percentages of ownership are set forth on Schedule 6.1 of a disclosure schedule delivered by JEDI to the Company on the date of this Agreement (the "JEDI Disclosure Schedule").

         Section 6.2  Authority and Capacity; No Violation or Consent.

         (a) JEDI has the requisite partnership power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by JEDI and the consummation of the transactions contemplated hereby by JEDI have been duly authorized by all necessary partnership action on the part of JEDI. This Agreement has been duly executed and delivered by JEDI and, assuming the due authorization, execution and delivery of this Agreement by the Company and Sub, this Agreement constitutes a legal, valid and binding obligation of JEDI enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         (b) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate the partnership agreement of JEDI or (ii) result in any breach or constitute a default (with or without notice or lapse of time or both) under, or give rise in others to any rights of termination, cancellation or acceleration under, any indenture, contract, instrument, or loan agreement pursuant to which JEDI is a borrower, or any license, franchise, permit, order, decree, concession, lease, judgment, statute, law, ordinance, rule or regulation applicable to JEDI or its assets, other than, in the case of clause (ii) only, such breaches, defaults, violations and losses of rights that would not, individually or in the aggregate, have a Sub Material Adverse Effect or a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, prospects or operations of JEDI or JEDI's ability to consummate the Merger (a "JEDI Material Adverse Effect"). Except as referred to herein, or in connection with compliance with the Exchange Act and the filing of a certificate of merger in accordance with the OGCL, no filing or registration with, or authorization, consent or approval of any governmental or regulatory body or authority or third party is necessary for the performance of its obligations pursuant to this Agreement or the transactions contemplated hereby, except where such failure to make such filing or registration or obtain such authorization, consent or approval would not, individually or in the aggregate,
(i) prevent JEDI from consummating the Merger, (ii) have a Sub Material Adverse Effect or (iii) have a JEDI Material Adverse Effect.

         Section 6.3  Financial Information.

         (a) JEDI has furnished the Company with true and complete copies of JEDI's audited consolidated financial statements as of December 31, 1995 and unaudited interim financial statements as of March 31, 1996. As of their respective dates, the audited financial statements and unaudited interim financial statements of JEDI were (i) prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods presented (except as may be indicated therein or in the notes thereto, or in the case of the unaudited statements, subject to normal year-end audit adjustments), (ii) present fairly, in all material respects, the financial position of JEDI as of the dates thereof and the results of their operations and cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein and (iii) are, in all material respects, in accordance with the books of account and records of JEDI.

         (b) JEDI has or will have sufficient funds available to perform its obligations under Section 9.6 of this Agreement.

         Section 6.4 Information in Proxy Statement. None of the information supplied in writing by JEDI for inclusion in the Proxy Statement will, at the time of mailing thereof or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 6.5. Finder's Fees. JEDI has not made any arrangements with any broker, finder or investment banker that would require the Company to pay any fee or commission if the Merger or the other transactions contemplated by this Agreement are not consummated. The only arrangement which JEDI has made with any broker, finder or investment banker pertaining to the transactions contemplated by this Agreement is described on Schedule 6.5 of the JEDI Disclosure Schedule.

                                   ARTICLE VII

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to JEDI and Sub as follows:

         Section 7.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a direct or indirect material adverse effect on the business, assets, condition (financial or otherwise), liabilities, prospects or operations of the Company and its Subsidiaries (as hereinafter defined) taken as a whole or its ability to consummate the Merger (a "Company Material Adverse Effect"). Complete and correct copies of the Articles of Incorporation or other charter documents and Regulations, by-laws or comparable organizational documents of the Company and each of its Subsidiaries as of the date hereof have been previously delivered to JEDI, and a list of each jurisdiction of incorporation and each jurisdiction in which the Company and each of its Subsidiaries is duly qualified as a foreign corporation has been delivered to Sub as Schedule 7.1 of a disclosure schedule delivered by the Company to Sub on the date of this Agreement (the "Company Disclosure Schedule").

         Section 7.2 Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, without par value. As of the date of this Agreement, 5,661,561 shares of Company Common Stock were outstanding, 533,368 shares of Company Common Stock were held by the Company and its Subsidiaries, 294,000 shares of Company Common Stock were reserved for issuance upon conversion of the Company's 9% Convertible Subordinated Debentures due 2006 (the "Debentures"), 20,000 shares of Company Common Stock were reserved for issuance upon exercise of an option granted to Peter E. Susey, which expires on June 3, 1996 (the "Susey Option"), and no shares of preferred stock were outstanding. The Company has delivered to JEDI true and complete copies of all agreements and any amendments thereto related to the Susey Option. All the outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and were issued free of preemptive rights. As of the date hereof, there are not issued or outstanding any bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which the Company's shareholders may vote ("Company Voting Debt"). Except as set forth in
Schedule 7.2 of the Company Disclosure Schedule, there are no options, warrants, calls or other rights, agreements or commitments outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

         Section 7.3 Subsidiaries. Schedule 7.3 of the Company Disclosure Schedule lists all subsidiaries of the Company (the "Subsidiaries") and their jurisdictions of incorporation. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on Schedule 7.3, all the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries. Other than the Subsidiaries and except as set forth in Schedule 7.3, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity, excluding joint working interest operations of oil and gas wells and drilling ventures arising in the ordinary course of business.

         Section 7.4  Authority Relative to this Agreement.

         (a) The Company has the requisite corporate power to enter into this Agreement and, subject to approval of this Agreement by the holders of the Company Common Stock as described in Section 3.6, the corporate power and authority to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (except for the approval of the holders of Company Common Stock as described in Section 3.6). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Sub and JEDI, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         (b) Except as set forth in Schedule 7.4 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate the Articles of Incorporation or other charter documents or Regulations or bylaws of the Company or any of its Subsidiaries, or (ii) result in any breach or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others to any rights of termination, cancellation or acceleration under, any indenture, contract, loan agreement, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or its or their respective assets, other than, in the case of clause (ii) only, such breaches, defaults, violations and losses of rights that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in Schedule 7.4 of the Company Disclosure Schedule or, in connection or in compliance with the provisions of the Exchange Act and the filing of the certificate of merger pursuant to the OGCL, no filing or registration with, or authorization, consent or approval of, any governmental or regulatory body or authority or third party is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, except where failure to make such filing or registration or obtain such authorization, consent or approval would not, individually or in the aggregate
(y) prevent the Company from consummating the Merger or (z) have a Company Material Adverse Effect.

         Section 7.5 Reports and Financial Statements. The Company has furnished JEDI with true and complete copies of the Company's (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 and December 31, 1995, as filed with the Securities and Exchange Commission (the "Commission"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994, September 30, 1994, March 31, 1995, June 30, 1995 and September 30, 1995
as filed with the Commission, (iii) proxy statements related to all meetings of its shareholders (whether annual or special) held since January 1, 1994 and (iv) all other reports on Form 8-K, Form 10-KA and registration statements declared effective by the Commission since December 31, 1993, except registration statements on Form S-8 relating to employee benefit plans and Reports on Form 10-C relating to securities quoted on the NASDAQ Interdealer Quotation System, which are all the documents (other than preliminary material) that the Company was required to file with the Commission since January 1, 1994 relating to matters occurring since January 1, 1994 (all items in clauses (i) through (iv) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements of the Securities Act and the Exchange Act, and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Company SEC Reports (i) have been prepared in accordance with GAAP during the periods presented (except as may be indicated therein or in the notes thereto or in the case of the unaudited statements, subject to normal year-end audit adjustments and except for the fact that such unaudited financial statements do not contain all notes required by GAAP), (ii) present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flow for the periods then ended (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein and except for the fact that certain information and notes have been condensed or omitted in accordance with the Securities Act and the Exchange Act and the rules promulgated thereunder) and (iii) are, in all material respects, in accordance with the books of account and records of the Company. Neither the Company nor any of its Subsidiaries has any liability or is subject to any loss contingency material to the Company and its Subsidiaries, taken as a whole, other than as reflected or disclosed in the financial statements or notes thereto included in the Company SEC Reports filed prior to the date hereof. Any reports or other material filed by the Company with the Commission after the date hereof and prior to the Effective Time (other than preliminary material) shall be deemed to be included in the defined term "Company SEC Reports" for purposes of this Agreement, and, other than written information supplied by JEDI or Sub to the Company for inclusion by the Company in any subsequent report filed by the Company with the Commission, the Company shall be deemed to have made the representations set forth in this Section 7.5 in respect of such reports or other material and any financial statements set forth therein.

         Section 7.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in any of the Company SEC Reports filed prior to the date hereof, there have not been since December 31, 1995 (i) any transactions, commitments, disputes, events, damage, destruction or losses, whether or not covered by insurance, development or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having, or which could reasonably be expected to have, a Company Material Adverse Effect or (ii) (A) any entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice or (B) any action taken by the Company or its Board of Directors in connection with the adoption or implementation of any plan or arrangement or the entry into any agreement (x) principally intended to discourage an Other Acquisition Transaction, or (y) pursuant to which the officers, directors or employees of the Company or its Subsidiaries have been granted any benefits payable or distributable upon severance or upon a change of control of the Company or pursuant to which any rights held by such persons have been accelerated to occur or vest at or prior to a change of control, including without limitation any amendments to, modifications of, or elections of other rights under existing benefit plans (including the 401(k) Plan).

         Section 7.7 Litigation. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 or as disclosed in
Schedule 7.7 of the Company Disclosure Schedule, there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries which, either individually or in the aggregate, has or could reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its Subsidiaries.

         Section 7.8 Information in Disclosure Documents. None of the information with respect to the Company or its Subsidiaries included or incorporated by reference in the Proxy Statement will, at the time of the mailing thereof and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that this provision shall not apply to, and no representation or warranty is made by the Company with respect to, statements or omissions in the Proxy Statement based upon information furnished in writing by or on behalf of JEDI or Sub expressly for use therein. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty made by the Company contained in this Agreement and no statement contained in the Company Disclosure Schedule or in any certificate delivered pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         Section 7.9  Employee Benefits Plans; Labor Matters.

         (a) Schedule 7.9 (a) of the Company Disclosure Schedule lists each "employee benefit plan," as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plan"), sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of the employees of the Company or any of its Subsidiaries, or that has been so sponsored, maintained or contributed to by Company or any of its Subsidiaries within six years prior to the Closing.

         (b) Except as otherwise set forth in Schedule 7.9(b) of the Company Disclosure Schedule:

                  (i) the Company and its Subsidiaries do not contribute to or have an obligation to contribute to, and have not at any time within six years prior to the Closing contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA;

                  (ii) all reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan has been administered in substantial compliance with its governing documents and in accordance with ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws;

                  (iii) there are no actions, suits, claims, investigations or audits pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Plans or their assets;

                  (iv) no act, omission or transaction has occurred which would result in imposition on the Company of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, which could have a Company Material Adverse Effect;

                  (v) each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the knowledge of Company, operated in a way which would adversely affect such qualified status;

                  (vi) no Plan is subject to Title IV of ERISA;

                  (vii) as to any Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code; and

                  (viii) with respect to any Plan which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with the Company, within the meaning of Section 4104(b), (c) or (m) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such Plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

         (c) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts. There is no pending or threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries.

         (d) Except as set forth in Schedule 7.9(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any severance agreements, programs or policies. Schedule 7.9(d) of the Company Disclosure Schedule sets forth, and the Company has provided to Sub, true and correct copies (where in writing) of (i) all agreements with employees or consultants of the Company or its Subsidiaries, obligating the Company or any Subsidiary to make annual cash payments in an amount exceeding $10,000, (ii) all non-competition agreements with the Company or a Subsidiary executed by officers of the Company or a Subsidiary, and (iii) all plans, programs, agreements and other arrangements of the Company or its Subsidiaries with or relating to the employment and to the remuneration and compensation of its employees.

         (e) (i) No Plan provides retiree medical or retiree life insurance benefits to any person and (ii) neither the Company nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Section 601 through 608 of ERISA and Section 4980B of the Code.

         (f) Except as set forth in Schedule 7.9(f) of the Company Disclosure Schedule, the Company has not amended, terminated or taken any other actions with respect to any of the Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 7.9 of this Agreement since December 31, 1995.

         Section 7.10 Environmental Matters. Except for matters disclosed in
Schedule 7.10 of the Company Disclosure Schedule, the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law. Except for matters disclosed in Schedule 7.10 of the Company Disclosure Schedule and except for matters that would not result, individually or in the aggregate, in a Company Material Adverse Effect, (i) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with any aspect of the business of the Company or its Subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and the Company and its Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iii) there are no physical or environmental conditions existing on any property of the Company or its Subsidiaries or resulting from the Company's or such Subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company or any of its Subsidiaries under any Environmental Laws; (iv) to the Company's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous substances generated by the Company and its Subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (v) there has neither been any exposure of any person or property to hazardous substances or any pollutant or contaminant released by the Company or its Subsidiaries, nor has there been any release of hazardous substances, or any pollutant or contaminant into the environment by the Company or its Subsidiaries or in connection with their properties or operations that could reasonably be expected to give rise to any claim against the Company or any of its Subsidiaries for damages or compensation; and (vi) the Company and its Subsidiaries have made available to Sub all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company or its Subsidiaries relating to any of the current or former properties or operations of the Company and its Subsidiaries. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the term "disposal" has the meaning specified in RCRA;

provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

         Section 7.11 Public Utility Holding Company Act/Investment Company Act. None of the Company or any of its Subsidiaries is subject to regulation under
(i) the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder, or (ii) the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

         Section 7.12 Futures Trading and Fixed Price Exposure. None of the Company or any of its Subsidiaries engages in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments, except for transactions and agreements entered into primarily to hedge contracts for the purchase or sale of Hydrocarbons to which the Company or one of its Subsidiaries is a party. Schedule 7.12 to the Company Disclosure Schedule sets forth a true and correct statement of the position, as of the date hereof, of the Company and its Subsidiaries with respect to obligations under Fixed Price Contracts (including, with respect to each Fixed Price Contract, location of delivery and variations in the obligation to take or deliver) and related Hydrocarbon price swaps, hedges, futures or similar instruments to which Enron Corp. or any of its affiliates is a party.

         Section 7.13 Interested Shareholder Provisions Inapplicable. As of the date hereof the Company is in compliance with Chapter 1704 of the OGCL and the Merger and the transactions contemplated hereby would not violate such Chapter if the Merger were consummated on the date hereof.

         Section 7.14 Fairness Opinion. The Company has received the written opinion of McDonald & Co., financial advisor to the Company, dated the date hereof, to the effect that the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

         Section 7.15 Finder's Fees. Neither the Company nor any of its Subsidiaries has any outstanding agreement with any broker, finder or investment banker that would require the Company or any of its Subsidiaries to pay any fee or commission in connection with any material transaction by the Company or any of its Subsidiaries, and no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A complete and correct copy of all agreements referenced in Schedule 7.15 of the Company Disclosure Schedule has been provided to Sub.

         Section 7.16 Compliance with Applicable Laws. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and the Subsidiaries are not in violation of any law, ordinance, regulation, order or writ of any courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each a "Governmental Entity") applicable to the Company or any of the Subsidiaries or by which any of them or their assets may be bound, except for violations that, individually or in the aggregate, would not have a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries has received notice of violation of any law, ordinance, regulation, order or writ, or is in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, except for such notices or defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         Section 7.17  Taxes.

         (a) Except as set forth in Schedule 7.17, (i) all material Tax Returns required to be filed on or before the Closing Date (taking into account permitted extensions) by or with respect to the Company or any of the Subsidiaries have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company and any of the Subsidiaries have been or will be satisfied in full in all material respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

         (b) None of the Tax Returns of or with respect to the Company or any of the Subsidiaries has been audited by the applicable governmental authority except as set forth in Schedule 7.17 and except for Tax Returns for periods for which the statute of limitations has expired.

         (c) There is no material claim against the Company or any of the Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or any of the Subsidiaries, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 7.17.

         (d) Except as set forth in Schedule 7.17, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any of the Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any of the Subsidiaries.

         (e) The total amounts set up as liabilities for current and deferred Taxes in the financial statements included in the Company's SEC Reports are sufficient to cover in all material respects the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company and any of the Subsidiaries up to and through the periods covered thereby.

         (f) Except as set forth in Schedule 7.17, there are no Tax allocation or sharing agreements affecting the Company or any of the Subsidiaries.

         (g) Except as set forth in Schedule 7.17, neither the Company nor any of the Subsidiaries owns any interest in any controlled foreign corporation (as defined in section 957 of the Code) or passive foreign investment company (as defined in section 1296 of the Code).

         (h) Except as set forth in Schedule 7.17, neither the Company nor any Subsidiary will be required to include any amount in income for any taxable period beginning after December 31, 1994 as a result of a change in accounting method for any taxable period ending on or before December 31, 1995 or pursuant to any agreement with any Tax authority with respect to any such taxable period.

         (i) Neither the Company nor any of the Subsidiaries has consented to have the provisions of section 341(f) of the Code apply with respect to a sale of its stock.

         (j) Neither the Company nor any of the Subsidiaries is a party to or obligated under any agreement, commitment, or arrangement that could require the payment of any "excess parachute payment" within the meaning of section 280G of the Code.

         Section 7.18.  Certain Agreements.

         Except as listed as an exhibit to the Company SEC Reports filed prior to the date of this Agreement or as disclosed in Schedule 7.18 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) agreements, contracts, indentures or other instruments relating to Indebtedness in an amount exceeding $10,000, (ii) confidentiality agreement, standstill agreement or other contract or agreement which, after giving effect to the transactions contemplated by this Agreement, purports to restrict or bind Sub or any of its affiliates (other than the Surviving Corporation and its subsidiaries), (iii) collective bargaining agreement, (iv) contract, agreement or commitment not entered into in the ordinary course of business consistent with past practice and for which the Company could become liable for payments in excess of $10,000 (in respect of any such single contract, agreement or commitment) or $100,000 (in respect of all such contracts, agreements or commitments, collectively), (v) any contract or agreement not entered into in the ordinary course of business granting a preferential right of purchase or similar right to any person or entity with respect to any Material Company Asset, or (vi) material contract or agreement that is not expected to be fully performed within 30 days following the Effective Time, other than oil and gas leases, farmout agreements, joint operating agreements, unit operating agreements, unit agreements, gas marketing agreements, co-ownership agreements and other similar agreements entered into in the ordinary course of business. The Company has delivered to JEDI true and complete copies of all Exhibits to the Company SEC Reports and all documents listed on Schedule 7.18 of the Company Disclosure Schedule.

         Section 7.19.  Engineering Reports.

         (a) The estimates of proved reserves of oil and natural gas (the "Company Estimated Proved Reserves") prepared by the Company and set forth in the report of Company Estimated Proved Reserves as of December 31, 1995 (the "Company Reserve Report"), the documents constituting the Company Reserve Report having been made available for inspection by JEDI:

(i) are reasonable; (ii) with respect to proved developed reserves, were reviewed by independent consulting engineer John Redic as indicated in, and with the conclusion set forth in, his reports dated March 16, 1996; (iii) were prepared in accordance with generally accepted petroleum engineering and evaluation principles as set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers; and (iv) conform in all material respects to the requirements of the Commission respecting the inclusion of reserve information in filings under the Securities Act.

         (b) All information and production data provided to John Redic for the preparation of the Company Reserve Report were true and correct in all material respects as of the date provided;

         (c) Set forth in Schedule 7.19(c) to the Company Disclosure Schedule is a list of each completed well or unit (the "Significant Wells) or well location that had a "Present Value of Estimated Future Net Revenues" from proved developed and undeveloped oil and natural gas reserves of $100,000, or more as of December 31, 1995, which present worth calculation was made in accordance with Regulation S-X 4-10(k)(6)(ii) as promulgated by the Commission; and, except as set forth in Schedule 7.19(c) of the Company Disclosure Schedule, to the knowledge of the Company, since December 31, 1995 to the date of this Agreement there has been no change in the mechanical capability or production facilities of any Significant Well or the reservoir performance (other than normal depletion by subsequent production) of any Significant Well, the effect of any of which would reduce its Present Value of Estimated Future Net Revenues by more than the greater of 10% or $25,000.

         Section 7.20 Oil and Gas Reserve Information. Except for exceptions that would not, and could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

         (a) None of the wells included in the Oil and Gas Interests of the Company and its Subsidiaries has been overproduced such that it is subject or liable to being shut-in or to any other overproduction penalty (including cash payments);

         (b) There have been no changes proposed in the production allowables for any wells included in the Oil and Gas Interests of the Company and its Subsidiaries;

         (c) All wells included in the Oil and Gas Interests of the Company and its Subsidiaries have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all respects with the applicable oil and gas leases and all applicable laws, rules, regulations and orders;

         (d) Except as set forth in Schedule 7.20 (d) to the Company Disclosure Schedule, there are no wells included in the Oil and Gas Interests of the Company and its Subsidiaries that: (i) the Company or any of its Subsidiaries are currently obligated by law or contract to plug and abandon; (ii) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over such Oil and Gas Interests; or (iii) to the knowledge of the Company, have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each regulatory authority having jurisdiction over such Oil and Gas Interests;

         (e) Proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of the Company and its Subsidiaries are being received by the Company and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $10,000);

         (f) Except as set forth in Schedule 7.20(f) of the Company Disclosure Schedule, no person has any call on, option to purchase, or similar rights with respect to the Oil and Gas Interests of the Company and its Subsidiaries (including without limitation the production attributable thereto) and upon consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries will have the right to market production from the Oil and Gas Interests of the Company and its Subsidiaries on terms no less favorable than the terms upon which such company is currently marketing such production;

         (g) All of the wells included in the Oil and Gas Interests of the Company and its Subsidiaries have been drilled and completed within the boundaries of the leases included in such Oil and Gas Interests or within limits otherwise permitted by contract, pooling or unitization agreement and by applicable law;

         (h) All royalties, overriding royalties, compensatory royalties and other payments due with respect to the Oil and Gas Interests of the Company and its Subsidiaries (excluding those held in suspense in accordance with past operating practices or in connection with post-closing adjustments in respect of acquired properties) have been properly and timely paid;

         (i) Except as set forth in Schedule 7.20(i) of the Company Disclosure Schedule, with respect to those assets of the Company and its Subsidiaries that are oil and gas leases ("Leases") (but only to the Company's knowledge with respect to Leases not operated by the Company or its Subsidiaries): (i) the Leases are presently in full force and effect; (ii) there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute such a breach or default on behalf of the Company and its Subsidiaries or, to the knowledge of the Company and its Subsidiaries, with respect to any other parties; and (iii) there are no provisions of the Leases or under any contract or law applicable to the Leases which increase the royalty share of the lessor thereunder or excise or similar taxes claimed by persons with jurisdiction over the land covered thereby; and

         (j) The Company has not (i) received any material advance, "take-or-pay" or other similar payments under production sales contracts that entitled the purchasers to "make up" or otherwise receive deliveries of Hydrocarbons at any time after the date hereof without paying at such time the contract price therefor, or (ii) taken or received any material amount of Hydrocarbons under any gas balancing agreements or any similar arrangements that permit any party to thereafter receive any portion of the interest of the Company to "balance" any disproportionate allocation of Hydrocarbons.

         Section 7.21 Title to Property. Except as set forth on Schedule 7.21, the Company or its Subsidiaries has Defensible Title to all of the material assets reflected on the consolidated balance sheets of the Company included in the Company SEC Reports as being owned by it or its Subsidiaries (including Oil and Gas Interests of the Company and its Subsidiaries) and all of the material assets acquired after the dates of such balance sheets by it or its Subsidiaries (except to the extent that such assets have been disposed of after the dates of such balance sheets in the ordinary course of business consistent with past practice) (collectively, the "Material Company Assets"). All material payments of any kind required to be made by the Company and its Subsidiaries to third parties under any contract or agreement relating to the Material Company Assets have been or will be properly and timely paid or provided for.

         Section 7.22 Insurance. Schedule 7.22 to the Company Disclosure Schedule contains a summary of all policies of insurance maintained by the Company and its Subsidiaries during the past five calendar years. Copies of all such policies have been made available to JEDI.

         Section 7.23 Affiliate Transactions. Except for the transactions described in Schedule 7.23 of the Company Disclosure Schedule, all transactions between the Company or any of its Subsidiaries and any third party required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K have been so disclosed, and since December 31, 1995, neither the Company nor any of its Subsidiaries has entered into any transactions with any third parties that would be required to be disclosed in future public filings under the Exchange Act pursuant to such Item which have not already been disclosed in the Company SEC Reports filed prior to the date hereof.

         Section 7.24 Hart-Scott-Rodino Exemption. The aggregate fair market value of the assets of the Company and its Subsidiaries which are not exempt under Section 7A(c)(2) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or 16 C.F.R. Sections 802.2, 802.3 or 802.5 (and which do not constitute current assets) is not in excess of $15,000,000.

                                  ARTICLE VIII

                 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

         Section 8.1 Conduct of Business by the Company. From the date hereof and prior to the Effective Time, unless JEDI shall otherwise agree in writing:

         (a) subject to the limitations contained in or transactions contemplated by this Agreement, the Company shall, and shall cause its Subsidiaries to, carry on their respective operations in the usual and ordinary course consistent with past practice, and shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve substantially intact its present business organization, keep available the services of its present officers and employees, maintain and keep its material assets in as good repair and condition as of the date hereof, ordinary wear and tear excepted, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and on-going businesses shall be materially unimpaired at the Effective Time;

         (b) the Company shall not, nor shall it propose to, except as required by this Agreement, (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its Subsidiaries, (ii) amend its Articles of Incorporation or Regulations, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock;

         (c) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) except as required by this Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or stock appreciation rights or rights of any kind to acquire any shares of, its capital stock of any class, any Company Voting Debt, or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock, (ii) permit any employees that have not, prior to the date hereof, made an election to acquire stock under the 401(k) Plan to make such an election on or after the date hereof or permit any participants that have, prior to the date hereof, made an election to acquire stock under the 401(k) Plan to increase such prior election on or after the date hereof, (iii) acquire or lease or agree to acquire or lease any capital assets, or make any other capital expenditures, which exceed the Company's capital expenditure budgets for the year ended December 31, 1996 set forth in Schedule 8.1(c) of the Company Disclosure Schedule, in the aggregate for all such assets or other capital expenditures, in excess of $100,000 (including in such calculation the proceeds of any sale/leaseback transactions), (iv) dispose or agree to dispose of capital assets or any other assets other than in the ordinary course of business with a value in excess of $100,000, (v) (A) create, incur, assume or permit additional indebtedness (including obligations in respect of capital leases), other than (y) the refinancing of the existing mortgage on the Company's property located at 4770 Indianola, Columbus, Ohio and
(z) periodic drawdowns under the Company's credit facilities existing as of the date hereof, provided that such drawdowns are in the ordinary course of business consistent with past practice, and provided further that the amount available under such facilities as of the date hereof is not increased, (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person (other than a Subsidiary of the Company, or, as to a Subsidiary, another Subsidiary or the Company), (C) encumber or grant a security interest in any asset other than with respect to the Company's credit facilities and capital leases existing at the date hereof, or (D) make any loans or advances to any other person (excluding intercompany transactions), enter into any agreement or instrument relating to the borrowing of money or the extension of credit or enter into any other material transaction, other than in each case in the ordinary course of business consistent with past practice, (vi) acquire or agree to acquire oil or gas properties or prospects or program interests not listed on Schedule 8.1(c) of the Company Disclosure Schedule or any other assets outside the ordinary course of business, or acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof,
(vii) enter into or renew any material agreements, contracts or other commitments that are not expected to be fully performed within thirty days after the Effective Time, except oil and gas leases, farmout agreements, gas sales or purchase contracts, joint operating agreements, unit operating agreements and unit agreements entered into in the ordinary course of business and consistent with past practice, or (viii) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (d) the Company shall not, nor shall it permit any of its Subsidiaries to, except as required to comply with applicable law and except as contemplated by this Agreement, (i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any current or former director, officer or employee, (ii) increase in any manner the compensation or fringe benefits of any director, executive officer or employee (provided, however, that the Company shall be permitted to award normal salary increases to employees (other than executive officers) of the Company in the ordinary course of business that are consistent with past practice (including in connection with any promotion of such employee) and that, in the aggregate, do not result in a material increase in compensation expense to the Company and its Subsidiaries relative to the level in effect prior to such increase), (iii) pay any benefit not provided under any existing plan or arrangement, (iv) grant any awards under the 401(k) Plan or any other bonus, incentive, performance or other compensation plan or arrangement or Plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Plans or agreements or awards made thereunder), (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Plan, other than in the ordinary course of business consistent with past practice, or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing;

         (e) the Company shall not, nor shall it permit its Subsidiaries to, make any change in its accounting policies or procedures, except as required under GAAP;

         (f) the Company shall use its reasonable best efforts to refrain from taking, and shall use its reasonable best efforts to cause its Subsidiaries to refrain from taking, any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect as of the Effective Time, or in any of the conditions to the Merger set forth in Article X not being satisfied, or (unless such action is required by applicable law) that would adversely affect the ability of the Company to obtain any of the regulatory approvals required to consummate the Merger;

         (g) the Company shall not settle or compromise any claim for dissenters' rights in respect of the Merger;

         (h) the Company shall maintain in full force and effect all of its policies of insurance in existence as of the date hereof or insurance comparable to the coverage afforded by such policies; and

         (i) the Company shall not enter into any natural gas or other future or options trading or be a party to any price swaps, hedges, futures or similar instruments.

         Section 8.2 Obligations of JEDI and Sub; Conduct of Business of Sub. Each of JEDI and Sub shall use its reasonable best efforts to refrain from taking any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect as of the Effective Time, or in any of the conditions to the Merger set forth in Article X not being satisfied, or (unless such action is required by applicable law) that would adversely affect the ability of the JEDI or Sub to obtain any of the regulatory approvals required to consummate the Merger.

         Section 8.3 Notice. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event that would cause any of the representations and warranties to be untrue at the Effective Time or cause a breach of any covenant contained or referenced in this Agreement and will use its reasonable best efforts to prevent or promptly remedy the same. Any such notification shall not be deemed to amend the representations, warranties and covenants of the parties, unless consented to by the parties.

                                   ARTICLE IX

                              ADDITIONAL AGREEMENTS

         Section 9.1 Access and Information. Upon reasonable notice, the Company and its Subsidiaries shall afford to Sub and to Sub's affiliates, accountants, lenders, counsel and other representatives full access, during normal business hours (and at such other times as the parties may mutually agree) and in a manner so as not to materially interfere with the normal business operations of the Company and its Subsidiaries throughout the period prior to the Effective Time, to all of their properties (which shall include the right to conduct an environmental assessment thereof), books, contracts, commitments, records and personnel. During such period, the Company shall furnish promptly to Sub (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Sub may reasonably request. JEDI and Sub shall hold all such information in confidence and hereby assume all of the obligations of Enron Capital & Trade Resources Corp. ("ECT") in accordance with the terms of the letter agreement regarding confidential information and certain other matters, dated February 9, 1996, between ECT and the Company (the "Confidentiality Agreement"), and, in the event of termination of this Agreement for any reason, will promptly comply with the terms of the Confidentiality Agreement. During the period prior to the Effective Time, the Company shall make its accountants, counsel, lenders and other representatives available to Sub and to Sub's affiliates, accountants, lenders, counsel and other representatives at reasonable times. The foregoing assumption of ECT's obligations under the Confidentiality Agreement shall not be deemed to release ECT from such obligations.

         Section 9.2 Proxy Statement. (a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and file with the Commission preliminary proxy materials with respect to the actions to be taken at the Company Meeting, which shall be in form and substance reasonably satisfactory to JEDI. As promptly as reasonably practicable after comments are received from the Commission with respect to such preliminary proxy materials, the Company shall use its reasonable best efforts to respond to the comments of the Commission. Sub and JEDI shall provide the Company with such information as may be required to be included in the proxy statement or as may be reasonably required to respond to any comment of the Commission. After all the comments received from the Commission have been cleared by the Commission staff and all information required to be contained in the proxy statement has been included therein by the Company, the Company shall file with the Commission the Proxy Statement and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the Commission as soon thereafter as practicable. The Company shall cause the Proxy Statement to be mailed to its shareholders of record as promptly as reasonably practicable after clearance by the Commission. Unless the Company is advised in writing by outside counsel that such a recommendation is no longer consistent with the discharge of applicable fiduciary duties of directors of the Company, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger. If requested by JEDI, the Company shall use its reasonable best efforts to obtain a "SAS No. 71 letter" from the Company's independent public accountants addressed to the Company, in form and substance reasonably satisfactory to JEDI, with respect to interim financial statements, if any, included in the Proxy Statement.

         (b) Each of Sub and the Company shall make all necessary filings applicable to it with respect to the Merger under the Exchange Act and the rules and regulations thereunder and shall use its reasonable best efforts to obtain required clearances with respect thereto.

         Section 9.3  Indemnification.

         (a) The provisions relating to indemnification and advancement of expenses that are set forth in the Code of Regulations of Sub as of the date of this Agreement, a true and complete copy of which has been delivered to the Company, shall remain effective in the Code of Regulations of the Surviving Corporation for a period of six years from the Effective Time with respect to individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), and the Surviving Corporation shall not amend or repeal such provisions to the detriment of such individuals for a period of six years from the Effective Time.

         (b) The Surviving Corporation shall, for six years from the Effective Time, maintain in effect the current directors' and officers' liability insurance coverage listed, and identified as such, on Schedule 7.22 of the Company's Disclosure Schedule maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring through the Effective Time, provided that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 9.3 any amount per annum, for any of the first three years after the Effective Time, in excess of 75% of the aggregate premiums paid in 1995 on an annualized basis for such purpose, or for the fourth, fifth or sixth year after the Effective Time, in excess of 50% of the aggregate premiums paid in 1995 on an annualized basis for such purpose (such limitations on annual aggregate premiums being herein referred to as the "Ceiling Limits"). In the event that the amount required to maintain or procure insurance coverage pursuant to Section 9.3 shall exceed the appropriate Ceiling Limit in any year, the Surviving Corporation shall notify the persons who were directors of the Company on the date of this Agreement within 30 days prior to the termination of such insurance coverage. Such notification shall identify (a) the amount by which the insurance premium needed to maintain or procure the insurance coverage pursuant to Section 9.3 exceeds the appropriate Ceiling Limit and (b) the liability limits for such insurance coverage that the Surviving Corporation could procure by expending only the appropriate Ceiling Limit. Within 20 days after receipt of such notification, a majority of such persons shall be entitled to notify the Surviving Corporation in a written instrument that such persons desire for the Surviving Corporation (y) to expend the appropriate Ceiling Limit to purchase insurance coverage with the lower liability limits referenced in the Surviving Corporation's notification to the former directors or (z) to purchase insurance coverage necessary to maintain or procure the comparable insurance coverage referenced in Section 9.3; provided, however, that the Surviving Corporation shall not be required to purchase the comparable insurance coverage under clause (z) unless the notification from the former directors is also accompanied by a check payable to the Surviving Corporation in an amount equal to the amount by which the insurance premium needed to maintain or procure the comparable insurance coverage for such year exceeds the appropriate Ceiling Limit.

         (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at JEDI's option, JEDI, shall assume the obligations set forth in this Section 9.3.

         (d) The obligations of the Surviving Corporation under this Section 9.3 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 9.3 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 9.3 applies shall be third-party beneficiaries of this Section 9.3).

         Section 9.4 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to cooperate with each other and to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, in each case consistent with the fiduciary duties of their respective Boards of Directors, all things necessary, proper or advisable (i) under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and (ii) to lift any injunction or other legal bar to the Merger as soon as reasonably practicable (and, in such case, to proceed with the Merger as expeditiously as possible); provided, however, that nothing in this Section 9.4 or elsewhere in this Agreement shall require any party hereto to incur expenses in connection with the transactions contemplated hereby which are not reasonable under the circumstances in relation to the size of the transaction contemplated hereby or to require any party or any affiliate of any party, in order to obtain any requisite approval of any Government Entity or third party, to hold separate or make any divestiture of any significant asset or otherwise agree to any material restrictions upon its operations.

         (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Surviving Corporation shall take all such necessary action.

         (c) If at any time prior to the Effective Time any information, event or circumstance shall be discovered that should be set forth in a supplement to the Proxy Statement, the discovering party shall promptly inform the other party of such information, event or circumstance, and the Company shall as soon as practicable prepare a supplement to the Proxy Statement, which shall be in form and substance reasonably satisfactory to JEDI, and mail such supplement to its shareholders.

         Section 9.5 No Solicitation. Prior to the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, initiate, solicit, negotiate or encourage (including by way of furnishing information), or take any other action to facilitate or entertain, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any proposal or offer to acquire all or any substantial part of the business of the Company and its Subsidiaries, or all or substantially all of the capital stock of the Company, whether by merger, purchase of assets, tender offer, exchange offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an "Other Acquisition Transaction") or agree to endorse or recommend any such Other Acquisition Transaction; provided, however, that the Company and its Subsidiaries may negotiate with a corporation, partnership, person or other entity or group (a "Potential Acquiror") if (i) the Potential Acquiror has, in circumstances not involving any prior breach by the Company of the foregoing provisions, made a tender or exchange offer for, or a proposal to the Board of Directors of the Company to acquire, a majority of the capital stock of the Company or made a proposal for a merger, purchase of all or any substantial part of the assets of the Company, or other business combination transaction involving a change of control of the Company, (ii) the Company's Board of Directors believes, based in part upon advice of its financial advisor, and after having an opportunity to discuss any such proposal with the Potential Acquiror, which contacts shall not been deemed a violation of this Section 9.5, that such Potential Acquiror has the financial wherewithal to consummate such offer or transaction and such offer or transaction would yield a better value to the Company's shareholders than would the Merger (a "Superior Proposal"), and
(iii) based upon the written opinion of counsel to the Company to such effect addressed and delivered to the Board of Directors of the Company (notice of which opinion shall also have been furnished by the Company to JEDI), the Company's

Board of Directors determines in good faith that there is a significant risk that the failure to negotiate with the Potential Acquiror would constitute a breach of the Board's fiduciary duty to the shareholders of the Company. The Company shall promptly advise JEDI in writing of any request for non-public written information or of any Other Acquisition Transaction, or any inquiry with respect to or which appears to be intended to or could reasonably be expected to lead to any Other Acquisition Transaction, the terms and conditions of such request, Other Acquisition Transaction or inquiry, the identity of the person making any such request, Other Acquisition Transaction or inquiry, and whether the Company has elected to negotiate with a Potential Acquiror in accordance with the preceding sentence. If the Company elects to negotiate with a Potential Acquiror in accordance with the foregoing provisions, the Company may provide non-public information to, and have discussions with, the Potential Acquiror and its representatives. Such negotiations and delivery of documents shall not violate the terms of this Agreement or the Confidentiality Agreement. The Company shall use its reasonable best efforts to keep JEDI fully informed of the status and details of any such request, Other Acquisition Transaction, inquiry, or negotiation. The Company may not enter into a definitive agreement for an Other Acquisition Transaction with a Potential Acquiror with which the Company is permitted to negotiate pursuant to this Section 9.5 unless (i) at least 10 business days prior to the Company's execution thereof the Company shall have furnished JEDI with a description of all of the material terms thereof and (ii) the Company shall terminate this Agreement in accordance with Section 11.1(e) hereof.

         Section 9.6 JEDI. JEDI agrees to take all action necessary to cause Sub to perform all of Sub's covenants and obligations under this Agreement. Sub and JEDI shall be liable for any breach of any representation, warranty, covenant or agreement of Sub or Surviving Corporation and for any breach of this covenant; provided, however, that JEDI shall not have any responsibility for, or provide any guaranties of, any actions of Sub or any obligation or liability otherwise hereunder except as expressly provided in Section 3.2.

         Section 9.7 401(k) Plan. Immediately after the execution of this Agreement, the Company shall suspend the purchase of, or allocation of, Company Common Stock pursuant to the Company's 1993 401(k) Savings Plan (the "401(k) Plan"). The Company shall take such actions as may be necessary to effect and permit the foregoing. In particular, prior to the Closing Date, the Board of Directors of the Company shall rescind its resolutions adopted October 16, 1989 with respect to permitting up to 50% of the Company's contribution to the 401(k) Plan to be used to purchase Company Common Stock.

         Section 9.8 Certain Employee Benefit Matters. The Company acknowledges and agrees that it is currently anticipated that the Surviving Corporation will not become a participating employer in any employee benefit or compensation plans sponsored or maintained by Enron Corp. for the benefit of its subsidiaries or affiliated companies.

                                    ARTICLE X

                              CONDITIONS PRECEDENT

         Section 10.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived in a writing executed by JEDI and the Company subject to and in accordance with Section 11.4 hereof:

         (a) This Agreement shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock, and ten days shall have elapsed following the date of such approval and adoption.

         (b) No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

         (c) The Company shall have received the written opinion of McDonald & Co., dated as of a recent date, confirming its opinion referred to in Section
7.14 hereof.

         (d) As of the Effective Time, the Merger complies with Section 1704.03(A)(4) of the Ohio Revised Code.

         Section 10.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company in accordance with Section
11.4 hereof:

         (a) JEDI and Sub shall have performed in all material respects their respective agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of JEDI and Sub contained in this Agreement shall be true and correct in all material respects when made and on and at the Effective Time as if made on and at such time (except to the extent they expressly relate to the date of this Agreement or any other particular date), and the Company shall have received a certificate of the President or Chief Executive Officer (or comparable officer) of JEDI and Sub, dated the Closing Date, to that effect.

         (b) The Company shall have received the opinion of Vinson & Elkins L.L.P., dated the Closing Date, substantially in the form of Exhibit A hereto.

         Section 10.3 Conditions to Obligations of Sub to Effect the Merger. The obligations of Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived in writing by Sub in accordance with Section 11.4 hereof:

         (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties not so qualified shall be true and correct in all material respects, in each case when made and at the Effective Time as if made at such time (except to the extent they expressly relate to the date of this Agreement or any other particular date), and Sub shall have received a certificate of the President or Chief Executive Officer of the Company, dated the Closing Date, to that effect. Notwithstanding anything to the contrary herein, the condition set forth in this
Section 10.3(a) shall be deemed conclusively to not have been satisfied if (i) the representations and warranties of the Company when made or on and as of the Closing Date or agreements of the Company to be performed at or prior to the Effective Time, in each case without regard to any "materiality qualifications," were breached or would have been breached and such breach resulted or would result in a Loss with respect to any individual representation, warranty or agreement in excess of $2.0 million or, with respect to all such representations, warranties and agreements, resulted or would result in an aggregate Loss in excess of $3.5 million. "Loss" shall mean the amount that would be required to be contributed to the Surviving Corporation at the Effective Time so that the owners of the Surviving Corporation would be in the same economic position as they would have been if the representations and warranties so breached had been true and correct in all respects. Without regard to any "materiality qualifications" shall mean that references to "material" and words of similar import shall, for such purpose, be considered to have been deleted from the text herein and that references to exclusions or other qualifications for items that would not have or cause a Company Material Adverse Effect or phrases of similar import shall, for such purposes, be considered to have been deleted from the text herein.

         (b) All permits, consents, authorizations, approvals, registrations, qualifications, designations and declarations set forth in Schedule 7.4 of the Company Disclosure Schedule as a result of the last sentence of Section 7.4(b) hereof shall have been obtained, on terms and conditions reasonably satisfactory to Sub, and, to the extent required to be submitted prior to the Effective Time, all filings and notices set forth on Schedule 7.4 of the Company Disclosure Schedule as a result of the last sentence of Section 7.4(b) hereof shall have been submitted by the Company.

         (c) Sub shall have received the opinion of Vorys, Sater, Seymour and Pease, dated the Closing Date, substantially in the form of Exhibit B hereto.

         (d) The number of Dissenting Shares shall not exceed 10% of the number of outstanding shares of Company Common Stock.

         (e) None of the parties (other than Sub) to the Employment Agreements referred to in Exhibit 10.3(e) shall have breached or anticipatorily breached any such agreements. None of the parties (other than Sub) to such Employment Agreement shall have died or become disabled; however, if prior to the Closing Date any of such parties dies or becomes disabled and at the time of death or disability the Company has in full force and effect a one-year term life insurance policy covering the death of such party in the amount of $5,000,000 for Jerry Jordan or $2,000,000 for John L. Forman or $2,000,000 for William A. Grubaugh, which policy the Company has purchased for premiums not exceeding $50,000, $10,000 and $5,000, respectively, the condition set forth in this sentence shall not apply as to the death or disability of such party.

         (f) Sub shall have received the written resignations, effective as of the Effective Time, of each director of each of the Company and its Subsidiaries.

         (g) There shall not be pending any action, proceeding or investigation brought by any person or entity before any Governmental Entity challenging, affecting, or seeking material damages in connection with, the transactions contemplated by this Agreement.

         (h) All members of management shall have repaid all indebtedness to the Company owed by them or of partnerships of which such member(s) are general partners.

         (i) The Company shall have taken all actions necessary to eliminate permanently the Company Common Stock allocation option in the 401(k) Plan, as contemplated by Section 9.7.

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

         Section 11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

         (a) by mutual consent of the Board of Directors of Sub and the Board of Directors of the Company;

         (b) by either Sub or the Company if the Merger shall not have been consummated on or before September 16, 1996 (unless, such circumstance is the result of a breach of the terms hereof by the party exercising the termination right);

         (c) by Sub if there has been a material breach on the part of the Company, or by the Company if there has been a material breach on the part of Sub or JEDI of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within fifteen business days following receipt by the breaching party of written notice of such breach;

         (d) by either Sub or the Company upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued (i) a final permanent order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted, or (ii) any order or directive that does not directly enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, but that would, if JEDI, Sub or the Company were to comply with such order or directive as a condition to consummating the transactions contemplated hereby, have a material adverse effect on the business, operations or financial condition of either JEDI or the Surviving Corporation and its Subsidiaries, taken as a whole;

         (e) by the Company if (i) the Board of Directors of the Company reasonably determines that an Other Acquisition Transaction is a Superior Proposal, (ii) the ten business day period referred to in the last sentence of
Section 9.5 shall have expired, and (iii) simultaneously with such termination the Company enters into a definitive agreement to effect such Other Acquisition Transaction (a "Terminating Other Acquisition Transaction");

         (f) by either Sub or the Company if the required approval of the Company's shareholders is not received in a vote duly taken at the Company Meeting contemplated by Section 3.6 hereof;

         (g) by Sub if the Board of Directors of the Company or any committee thereof (i) shall have amended, modified, rescinded or repealed the recommendation of the Company's Board of Directors to the shareholders of the Company to approve the Merger and the adoption of this Agreement, or (ii) shall have adopted any other resolution in connection with this Agreement and the transactions contemplated hereby inconsistent with such recommendation of the consummation of the transactions contemplated hereby; or

         (h) by Sub, if any representation or warranty of the Company which was true on the date of this Agreement shall have become untrue such that the condition set forth in Section 10.3(a) would be incapable of being satisfied by September 16, 1996 or by the Company if any representation or warranty of Sub or JEDI which was true on the date of this Agreement shall have become untrue such that the condition set forth in Section 10.2(a) would be incapable of being satisfied by September 16, 1996.

         Section 11.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, no party hereto shall have any obligation or liability to any other party hereto except (i) that the third to the last and the last sentences of Section 9.1, this Section 11.2 and Article XII shall survive any such termination and (ii) that, except as set forth herein, nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement.

         Section 11.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the shareholders of the Company, but, after such approval, no amendment shall be made that under applicable law requires further approval of such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 11.4 Waiver. At any time prior to the Effective Time, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any documents delivered pursuant hereto by any other party and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XII

                               GENERAL PROVISIONS

         Section 12.1 Non-Survival of Representations and Warranties. All representations, warranties covenants and agreements set forth in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 11.1, as the case may be, except that (i) the agreements set forth in Sections 9.3, 9.4(b) and 9.6 and Articles III and XII (other than
Section 12.3) shall survive the Effective Time, and (ii) the agreements set forth in the third to the last and the last sentences of Section 9.1 and in
Article XII (including Section 12.3) shall survive termination, in each case until the expiration of the applicable statute of limitations on actions arising under contract .

         Section 12.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile transmission or by delivery service, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  If to the Company:
                  Clinton Gas Systems, Inc.
                  4770 Indianola Avenue
                  Columbus, Ohio 43214
                  Attention:  Jerry D. Jordan
                              Chairman of the Board and
                              Chief Executive Officer
                  Telecopy No.:  (614) 888-6287

                  With a copy to:
                  Vorys, Sater, Seymour and Pease
                  52 East Gay Street
                  Columbus, Ohio 43216-1008
                  Attention:  Roger E. Lautzenhiser
                  Telecopy No.:  (614) 464-6350

                  If to Sub or JEDI:
                  c/o Enron Corp.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention:  Brenda McGee, Specialist
                  Telecopy No.:  (713) 646-3602
                  Telephone No.:  (713) 853-5259

                  With a copy to:
                  Enron Capital & Trade Resources Corp.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention:  W. Craig Childers
                              W. Lance Schuler
                  Telecopy No.:  (713) 646-3393

                  and

                  Vinson & Elkins L.L.P.
                  1001 Fannin Street, Suite 2300
                  Houston, Texas 77002
                  Attention:  Michael P. Finch
                  Telecopy No.:  (713) 615-5282

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 12.2.

         Section 12.3 Expenses; Termination Fees. (a) Subject to Sections 12.3(b), (d) and (e), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such expenses.

         (b) If this Agreement is terminated by Sub pursuant to Sections 11.1(c), (f) or (g), or by the Company pursuant to Section 11.1(e), then the Company shall, by wire transfer of immediately available funds to an account designated by Sub, reimburse Sub and its affiliates, not later than two business days after Sub submits to the Company statements therefor, for all out-of-pocket fees and expenses (including, without limitation, all fees and expenses of counsel, accountants, financial institutions, experts and consultants) and all internal costs (determined by multiplying $100 by the aggregate number of hours actually spent by employees of JEDI and its affiliates), incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the arranging of financing for the Merger and all other matters related to the consummation of the transactions contemplated hereby, the aggregate total of which recoverable fees, expenses and costs shall not exceed $1,000,000. A payment under this Section 12.3(b) shall not limit Sub's right to pursue all other available remedies if the Company has breached this Agreement, although neither Sub nor JEDI shall be permitted to recover such fees, expenses and costs more than once.

         (c) In addition to any amounts payable pursuant to Section 12.3(b), if this Agreement is terminated for any reason other than as a result of termination by Sub pursuant to Section 11.1(b) or (d) or by the Company pursuant to Section 11.1(b), (c) or (d), then if (i) a Terminating Other Acquisition Transaction is consummated or (ii) an Other Acquisition Transaction that provides a higher value to the holders of Company Common Stock than the Merger would have provided is consummated prior to the first anniversary of the date of this Agreement, then the Company shall pay to JEDI, by wire transfer of immediately available funds to an account designated by JEDI, $5.0 million not later than the second business day following such consummation. A payment under this Section 12.3(c) shall not limit Sub's right to pursue all other available remedies if the Company has breached this Agreement.

         (d) If (i) prior to the termination of this Agreement, any person (other than Sub or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the outstanding Company Common Stock, (ii) either this Agreement is terminated pursuant to Section 11.1(f) or such beneficial owner takes any action to oppose or prevent the consummation of the Merger and this Agreement is terminated for any reason, and (iii) an Other Acquisition Transaction is consummated within one calendar year of the scheduled date of the Company Meeting, then the Company shall pay to JEDI, by wire transfer of immediately available funds to an account designated by JEDI $5.0 million plus all out-of-pocket fees and expenses (of the type referred to in and subject to the limitations set forth in Section 12.3(b)) not later than two business days after Sub submits to the Company a request therefore. Notwithstanding the foregoing, no payment shall be required under Sections 12.3(b) or 12.3(c), if the payment specified by this Section 12.3(d) has been made to Sub, and no payment shall be required under this Section 12.3(d) if the payments specified by Sections 12.3(b) and (c) have been made to Sub. A payment under this Section 12.3(d) shall not limit Sub's right to pursue all other available remedies if the Company has breached this Agreement.

         (e) If this Agreement is terminated by the Company pursuant to Section 11.1(c), then Sub shall, by wire transfer of immediately available funds to an account designated by the Company, reimburse the Company and its affiliates, not later than two business days after the Company submits to Sub statements therefor, for all out-of-pocket fees and expenses (including, without limitation, all fees and expenses of counsel, accountants, financial institutions, experts and consultants) incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the consummation of the transactions contemplated hereby, the aggregate total of which recoverable fees and expenses shall not exceed $250,000. A payment under this Section 12(e) shall not limit the Company's right to pursue all other available remedies if Sub or JEDI has breached this Agreement.

         Section 12.4 Publicity. So long as this Agreement is in effect, none of JEDI, Sub nor the Company shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the consent of the other, which consent shall not be unreasonably withheld, unless such press release or public statement is required by law or the applicable rules of any securities market, in which case such press release or public statement may be made after providing the other parties hereto a reasonable opportunity to comment thereon.

         Section 12.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 12.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated to the fullest extent possible.

         Section 12.7  Miscellaneous.

         (a) This Agreement (together with the exhibits and the Company Disclosure Schedule referred to herein) and the Confidentiality Agreement (i) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) is not intended to confer upon any other person any rights or remedies hereunder and shall be binding upon and inure to the benefit solely of each party hereto, and their respective successors and assigns, (iii) shall not be assigned by operation of law or otherwise, except that Sub shall have the right to assign to any direct wholly owned subsidiary of JEDI incorporated under the laws of Ohio any and all rights and obligations of Sub under this Agreement, and (iv) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio with respect to the procedures applicable to the Merger and the internal affairs of the parties and the laws of the State of Ohio, with respect to all other matters (without giving effect to the provisions thereof relating to conflicts of law). This Agreement may be executed in any number of counterparts which together shall constitute a single agreement.

         (b) In the event any action, suit, proceeding or claim is commenced or asserted by a party against another party and/or any director or officer of such other party relating, directly or indirectly, to this Agreement, it is expressly agreed that no party shall be entitled to obtain any punitive, exemplary, treble, or consequential damages of any type under any circumstances in connection with such action, suit, proceeding or claim, regardless of whether such damages may be available under law, the parties hereby waiving their rights, if any, to recover any such damages in connection with any such action, suit, proceeding or claim.

         (c) Pronouns, whenever used in this Agreement, and of whatever gender, shall include persons of every kind and character, and the singular shall include the plural whenever and as often as may be appropriate. Any reference herein to "including" and words of similar import refer to "including without limitation."

         IN WITNESS WHEREOF, JEDI, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.


                               JENCO ACQUISITION, INC.


                               By: /s/ W. Craig Childers
                                 ---------------------------------
                                       W. Craig Childers
                                       Vice President


                               CLINTON GAS SYSTEMS, INC.


                               By: /s/ Jerry D. Jordan
                                 ---------------------------------
                                       Jerry D. Jordan
                                       Chairman of the Board and Chief Executive
                                         Officer

                                  /s/ F. Daniel Ryan
                                 ---------------------------------
                                       F. Daniel Ryan
                                       President


                                 JOINT ENERGY DEVELOPMENT
                                 INVESTMENTS LIMITED PARTNERSHIP


                                By:  Enron Capital Management
                                     Limited Partnership, its general partner

                                By:  Enron Capital Corp., its general partner

                                By: /s/ W. Craig Childers
                                   -------------------------------
                                         W. Craig Childers
                                         Agent and Attorney-in-Fact

                                                                Exhibit A

                FORM OF OPINION TO BE DELIVERED BY
                        VINSON & ELKINS L.L.P.


        1. JEDI is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the partnership power to carry on its business as it is now being conducted. JEDI has the partnership power and authority to enter into the Agreement and to perform its obligations thereunder. The execution and delivery of the Agreement by JEDI and the consummation of the transactions contemplated thereby by JEDI have been duly authorized by all necessary partnership action on the part of JEDI, and the Merger Agreement has been duly executed and delivered by JEDI.

        2. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to carry on its business as it is now being conducted. Sub has the corporate power and authority to enter into the Agreement and to perform its obligations thereunder. The execution and delivery of the Agreement by Sub and the consummation of the transactions contemplated thereby by Sub have been duly authorized by all necessary corporate action on the part of Sub, and the Agreement has been duly executed and delivered by Sub.

        3. Neither the execution and delivery of the Agreement, nor the consummation of the transactions contemplated thereby, will (i) conflict with or violate the Articles of Incorporation or Code of Regulations of Sub or the partnership agreement of JEDI or (ii) to our knowledge, result in any breach or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others to any rights of termination, cancellation or acceleration under, any indenture, contract, instrument, or loan agreement pursuant to which JEDI or Sub is a borrower, or any license, franchise, permit, order, decree, concession, lease, judgment, statute, law, ordinance, rule or regulation applicable to JEDI or Sub or their assets, other than, in the case of clause (ii) only, such breaches, defaults, violations and losses of rights that would not have a Sub Material Adverse Effect or a JEDI Material Adverse Effect. Other than the filing of the certificate of merger (the "Certificate of Merger") in accordance with the General Corporation Law of the State of Ohio and those filings or registrations made or consents, authorizations or approvals obtained in connection with the transactions contemplated by the Agreement, no filing or registration with, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the consummation by JEDI or Sub of the Merger or the other transactions contemplated by the Agreement, except where the failure to make any such filing or registration or obtain any such authorization, consent or approval would not prevent consummation of the Merger or have either a Sub Material Adverse Effect or a JEDI Material Adverse Effect.

        4. To our knowledge, there is no litigation, proceeding or governmental investigation pending or overtly threatened against JEDI or Sub to restrain or prevent the consummation of the transactions contemplated by the Agreement.

        5. We have participated in conferences with representatives of the Company, JEDI, Sub and the Company's accountants, at which conferences the contents of the Proxy Statement and related matters were discussed. We have not independently verified the accuracy, completeness or fairness of the statements contained in the Proxy Statement, and we are not passing upon and do not assume responsibility for the accuracy, completeness or fairness of such statements. However, based upon our participation in the aforesaid conferences, we have no reason to believe that the Proxy Statement (except as to the financial statements and other financial and statistical data contained therein, oil and gas reserve information and information relating to the Company or its Subsidiaries, as to which we express no opinion), as of its date and as of the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        6. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Ohio.

        With respect to matters regarding Ohio law, such counsel may rely solely on the opinion of Bricker & Eckler, special Ohio counsel to Sub.

                                                                      EXHIBIT B

                       FORM OF OPINION TO BE DELIVERED BY
                        VORYS, SATER, SEYMOUR AND PEASE

        1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to carry on its business as it is now being conducted. The Company has the corporate power and authority to enter into the Agreement and to perform its obligations thereunder. The execution and delivery of the Agreement by the Company and the consummation of the transactions contemplated thereby by the Company have been duly authorized by all necessary corporate action on the part of the Company, and the Agreement has been duly executed and delivered by the Company.

        2. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock without par value. As of the date hereof, (i) [5,681,561] shares of Company Common Stock are outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 533,368 shares of Company Common Stock are held by the Company and its Subsidiaries and (iii) no shares of preferred stock are outstanding. The stockholders of the Company have no preemptive rights pursuant to the Company's Articles of Incorporation or Regulations or, to our knowledge, any other instrument. In accordance with the terms of the Debentures, the conversion rights thereunder will, as of the Effective Time, represent the right to receive only the cash consideration specified in Section
3.1 of the Merger Agreement in place of each share of Company Common Stock into which the Debentures were convertible immediately prior thereto, and the Debentures will not at and after the Effective Time represent the right to acquire any security of the Surviving Corporation.

        3. To our knowledge, as of the date hereof, there are not issued or outstanding any bonds, debentures, notes or other evidences of indebtedness issued by the Company having the right to vote on any matters on which the Company's stockholders may vote. To our knowledge, there will be, as of the Effective Time, no existing options, warrants, calls or other rights, agreements or commitments outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

        4. Each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power to carry on its business as it is now being conducted. The Clinton Oil Company is duly qualified as a foreign corporation and in good standing in the State of Pennsylvania. Clinton Gas Marketing, Inc. is duly qualified as a foreign corporation and in good standing in the States of Texas, Louisiana and Oklahoma. All the outstanding shares of capital stock of each of the Subsidiaries are validly issued, fully paid and nonassessable and, to our knowledge, are owned by the Company free and clear of all liens, claims or encumbrances except as expressly described in the Company Disclosure Schedule. To our knowledge, there are no existing options, warrants, calls or other rights, agreements or commitments relating to the issued or unissued capital stock or other securities of any of the Subsidiaries.

        5. Except as disclosed in the Company Disclosure Schedule, neither the execution and delivery of the Agreement, nor the consummation of the transactions contemplated thereby, will (i) conflict with or violate the Articles of Incorporation or Regulations (or similar organizational in documents) of the Company or any of its Subsidiaries or (ii) to our knowledge, result in any breach or constitute a default (with or without notice or lapse of time, or both) or give rise to any rights of termination, cancellation or acceleration under any indenture, contract, loan agreement, lease or other instrument to which the Company or any of its Subsidiaries is a party or under a license or franchise issued to the Company or any of its Subsidiaries; (iii) to our knowledge, constitute a violation by the Company or any of its Subsidiaries of any statute, law, rule or regulation of the State of Ohio or the United States of America binding on the Company or any of its Subsidiaries or any judgment, decree or order of the State of Ohio or the United States of America to which the Company or any of its Subsidiaries is bound or (iv) to our knowledge, result in the creation or imposition of any mortgage, deed of trust or lien upon the properties or assets of the Company or any of its Subsidiaries, other than (in the case of items (ii), (iii) and (iv)), breaches, defaults, violations, losses of rights or liens that would not have a Company Material Adverse Effect.

        6. To our knowledge, except as disclosed in the Company Disclosure Schedule, there is no litigation, proceeding or governmental investigation pending or overtly threatened against the Company.

        7. Other than the filing of the certificate of merger ("Certificate of Merger") in accordance with the General Corporation Law of the State of Ohio and those filings or registrations made or consents, authorizations or approvals obtained in connection with the transactions contemplated by the Agreement, no filing or registration with, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated by the Agreement, except where the failure to make any such filing or registration or obtain any such authorization, consent or approval would not prevent consummation of the Merger or have a Company Material Adverse Effect.

        8. The Proxy Statement complies as to form in all material respects with the requirements of Schedule 14A of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (except that we express no opinion as to numerical (including oil and gas reserve data), financial and statistical data, financial statements and notes thereto and related schedules therein).

        9. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of Ohio.

        In the process of preparing the Proxy Statement, we have participated in conferences with the officers and other representatives of the Company, JEDI and Sub, and the representatives of the independent certified public accountants for the Company, at which the contents of the Proxy Statement and related matters were discussed and, although we are not passing upon and do not assume responsibility for the accuracy, completeness or fairness of the statements contained in the Proxy Statement, we hereby confirm that no facts have come to our attention which have caused us to believe that the Proxy Statement (other than financial statements and other financial and statistical data and oil and gas reserve information contained therein, as to which we express no opinion) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein, in light of the circumstances under which they were made, not misleading.



                                      -2-